EXHIBIT 99.1

HEICO Corporation Reports Significantly Improved Fiscal 2010 Second Quarter Results

2nd Quarter Operating Income Up 22% and Net Income Up 19% on 18% Increase in Net Sales; Fiscal 2010 Sales and EPS Targets Raised

HOLLYWOOD, Fla. and MIAMI, May 25, 2010 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 19% to $12,573,000, or 37 cents per diluted share, for the second quarter of fiscal 2010, up from $10,541,000, or 31 cents per diluted share, for the second quarter of fiscal 2009. For the first six months of fiscal 2010, net income increased 11% to $24,366,000, or 72 cents per diluted share, up from $21,858,000, or 64 cents per diluted share, for the first six months of fiscal 2009, which included a $1.2 million, or 4 cents per diluted share, benefit from settling an income tax audit.

All per share information has been adjusted retrospectively to reflect a 5-for-4 stock split distributed by the Company in April 2010.

Operating income increased 22% to $25,957,000 in the second quarter of fiscal 2010, up from $21,319,000 in the second quarter of fiscal 2009.  For the first six months of fiscal 2010, operating income increased 18% to $50,501,000, up from $42,772,000 in the first six months of fiscal 2009. Our consolidated operating margin improved to 16.9% and 17.5% in the second quarter and first half of fiscal 2010, respectively, up from 16.4% in both the second quarter and first half of fiscal 2009.

Net sales increased 18% to $153,845,000 in the second quarter of fiscal 2010, up from $130,166,000 in the second quarter of fiscal 2009.  For the six months of fiscal 2010, net sales increased 11% to $289,380,000, up from $260,603,000 in the first six months of fiscal 2009.

(NOTE:  HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's second quarter results stated, "We are pleased to report increased sales and earnings principally on the strength of our Electronic Technologies Group. Sales and earnings within our Electronic Technologies Group for the second quarter of fiscal 2010 represent all time quarterly records reflecting strong organic growth as well as growth through acquiring profitable, well-managed businesses, including a previously announced acquisition completed in the second quarter of fiscal 2010 and two acquisitions completed in the second half of fiscal 2009.  The second quarter sales and earnings increase within our Flight Support Group reflects organic growth in certain industrial products and marks the first quarter of improvement within the Group since we began experiencing the effects of reduced airline capacity and weakness in our commercial aviation markets in 2009.

"Net sales of our Flight Support Group increased 2% in the second quarter of fiscal 2010 to $103.0 million, up from $100.7 million in the second quarter of fiscal 2009. Net sales for the first six months of fiscal 2010 were $196.8 million compared to $200.3 million for the first six months of fiscal 2009.  The increase in net sales experienced in the second quarter of fiscal 2010 principally reflects higher net sales within our industrial products, as reduced airline capacity continued to impact demand for many of the Flight Support Group's commercial aviation products and services. With respect to our commercial aftermarkets, we are seeing early signs of recovery and we continue to expect increased demand in the latter half of calendar 2010.

"Operating income of the Flight Support Group increased 1% to $16.1 million for the second quarter of fiscal 2010, up from $15.9 million for the second quarter of fiscal 2009. Operating income of the Flight Support Group increased 4% to $32.8 million for the first six months of fiscal 2010, up from $31.5 million for the first six months of fiscal 2009, reflecting higher operating margins.

"Operating margins of the Flight Support Group were 15.6% for the second quarter of fiscal 2010, comparable to the 15.8% reported for the second quarter of 2009. Operating margins of the Flight Support Group improved to 16.7% for the first six months of fiscal 2010, up from 15.7% for the first six months of fiscal 2009, principally reflecting a favorable product sales mix in the first quarter of fiscal 2010 that included the impact from the sale of some products previously written down as slow-moving.

"Net sales of our Electronic Technologies Group increased 73% to a record $51.1 million for the second quarter of fiscal 2010, up from $29.5 million for the second quarter of fiscal 2009. Net sales for the first six months of fiscal 2010 increased 54% to $93.1 million, up from $60.5 million for the first six months of fiscal 2009. The increase in net sales for the second quarter reflects additional revenues totaling approximately $16 million contributed by three acquisitions completed during the preceding twelve months as well as strong organic growth approximating 12%. The organic growth in our Electronic Technologies Group reflects strengthening in demand for certain of our satellite, defense and medical equipment products and a favorable variation in customer shipping schedules, which accelerated some sales into the second quarter of fiscal 2010.

"Operating income of the Electronic Technologies Group increased 69% to a record $13.6 million for the second quarter of fiscal 2010, up from $8.0 million for the second quarter of fiscal 2009, and increased 49% to $24.8 million for the first six months of fiscal 2010, up from $16.6 million for the first six months of fiscal 2009, reflecting the impact of the acquisitions and organic sales growth.

"Operating margins of the Electronic Technologies Group remained strong at 26.6% for both the second quarter and first half of fiscal 2010 compared to 27.2% and 27.4% for the second quarter and first half of fiscal 2009, respectively.

"Our cash flow and balance sheet remain extremely strong. Cash flow from operating activities for the first six months of fiscal 2010 totaled $40.3 million, including $20.0 million generated in the second quarter of fiscal 2010, and represented 165% of net income, compared to $26.6 million for the first six months of fiscal 2009. Capital expenditures were $4.6 million in the first six months of 2010 compared to $5.4 million in the first half of 2009.

"Our net debt to shareholders' equity ratio remains low at 10.3% as of April 30, 2010, with net debt (total debt less cash and cash equivalents) of $53.8 million. We have no significant debt maturities until fiscal 2013.

"As previously stated, we continue to expect to see some strengthening in our commercial aviation markets during the second half of calendar 2010, which aligns with the latter half of our third quarter and our full fourth quarter of fiscal 2010, and is consistent with the consensus opinion within the airline industry. However, the strength and exact timing of the recovery and resulting benefit to HEICO remains uncertain. Commercial aviation represents approximately 65% of our sales over the last twelve months.

"Based on this aviation market outlook and conditions within our other major markets, we are raising our fiscal 2010 net sales targets to a range of $585 - $595 million, representing growth of 9% - 11% over fiscal 2009, and raising our net income per diluted share targets to a range of $1.44 to $1.48, representing growth of 9% - 12% over fiscal 2009.  Consolidated operating margins for the full fiscal year are expected to approximate 17%. These targets exclude the impact of any potential acquisition opportunities.

"We continue to expect fiscal 2010 cash flow provided by operating activities to remain strong and to approximate $75 - $80 million. Capital expenditures in fiscal 2010 are anticipated to approximate $12 - $15 million.

"As we look to the balance of fiscal 2010 and beyond, we believe our continued focus on developing new products and services and increasing market penetration, which together drive the majority of our organic growth, while maintaining our strong financial position and disciplined acquisition strategy will provide opportunity for substantial growth and profitability."

As previously announced, HEICO will hold a conference call on Wednesday, May 26, 2010 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 75778243. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (706) 645-9291, and enter the Encore Conference ID 75778243.

There are currently approximately 19.8 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 13.1 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Flight Support Group and its Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,
	2010	2009(a)
Net sales	$153,845,000	$130,166,000
Cost of sales	100,219,000	87,648,000
Selling, general and administrative expenses	27,669,000	21,199,000
Operating income	25,957,000	21,319,000
Interest expense	(167,000)	(112,000)
Other income	268,000	49,000
Income before income taxes and noncontrolling interests	26,058,000	21,256,000
Income tax expense	9,150,000	6,960,000
Net income from consolidated operations	16,908,000	14,296,000
Less: Net income attributable to noncontrolling interests	4,335,000	3,755,000
Net income attributable to HEICO	$12,573,000	$10,541,000(b)

Net income per share attributable to HEICO shareholders:(c)
Basic	$.38	$.32
Diluted	$.37	$.31

Weighted average number of common shares outstanding:(c)
Basic	32,778,292	32,780,310
Diluted	33,760,854	33,765,626

	Three Months Ended April 30,
	2010	2009
Operating segment information: --
Net sales:
Flight Support Group	$103,043,000	$100,745,000
Electronic Technologies Group	51,066,000	29,510,000
Intersegment sales	(264,000)	(89,000)
	$153,845,000	$130,166,000

Operating income:
Flight Support Group	$16,055,000	$15,897,000
Electronic Technologies Group	13,593,000	8,031,000
Other, primarily corporate	(3,691,000)	(2,609,000)
	$25,957,000	$21,319,000

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Six Months Ended April 30,
	2010	2009(a)
Net sales	$289,380,000	$260,603,000
Cost of sales	185,634,000	174,181,000
Selling, general and administrative expenses	53,245,000	43,650,000
Operating income	50,501,000	42,772,000
Interest expense	(286,000)	(307,000)
Other income	423,000	2,000
Income before income taxes and noncontrolling interests	50,638,000	42,467,000
Income tax expense	17,700,000	12,820,000
Net income from consolidated operations	32,938,000	29,647,000
Less: Net income attributable to noncontrolling interests	8,572,000	7,789,000
Net income attributable to HEICO	$24,366,000	$21,858,000(b)

Net income per share attributable to HEICO shareholders:(c)
Basic	$.74	$.66
Diluted	$.72	$.64

Weighted average number of common shares outstanding:(c)
Basic	32,730,941	32,896,831
Diluted	33,731,386	33,909,040

	Six Months Ended April 30,
	2010	2009
Operating segment information: --
Net sales:
Flight Support Group	$196,822,000	$200,307,000
Electronic Technologies Group	93,124,000	60,469,000
Intersegment sales	(566,000)	(173,000)
	$289,380,000	$260,603,000

Operating income:
Flight Support Group	$32,775,000	$31,538,000
Electronic Technologies Group	24,763,000	16,573,000
Other, primarily corporate	(7,037,000)	(5,339,000)
	$50,501,000	$42,772,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) Effective November 1, 2009, we adopted new accounting guidance that has affected the presentation of noncontrolling interests in our results of operations. For example, under this guidance, "Net income from consolidated operations" is comparable to what was previously presented as "Income before minority interests" and "Net income attributable to HEICO" is comparable to what was previously presented as "Net income."

(b) Fiscal 2009 net income reflects a settlement reached with the Internal Revenue Service pertaining to the income tax credit claimed on HEICO's U.S. federal filings for qualified research and development activities incurred during fiscal years 2002 through 2005 as well as an aggregate reduction to the related liability for unrecognized tax benefits for fiscal years 2006 through 2008, which increased net income for the first six months of fiscal 2009 by approximately $1,225,000, or $.04 per diluted share.

(c) All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2010.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	April 30, 2010	October 31, 2009 (a)
Cash and cash equivalents	$10,525,000	$7,167,000
Accounts receivable, net	79,232,000	77,864,000
Inventories, net	144,557,000	137,585,000
Prepaid expenses and other current assets	22,938,000	20,961,000
Total current assets	257,252,000	243,577,000
Property, plant and equipment, net	60,411,000	60,528,000
Goodwill	381,122,000	365,243,000
Other assets	81,113,000	63,562,000
Total assets	$779,898,000	$732,910,000

Current maturities of long-term debt	$251,000	$237,000
Other current liabilities	65,280,000	65,276,000
Total current liabilities	65,531,000	65,513,000
Long-term debt, net of current maturities	64,100,000	55,194,000
Deferred income taxes	42,405,000	41,340,000
Other non-current liabilities	30,031,000	23,268,000
Total liabilities	202,067,000	185,315,000
Redeemable noncontrolling interests	56,121,000	56,937,000
Shareholders' equity	521,710,000	490,658,000
Total liabilities and equity	$779,898,000	$732,910,000

(a) Certain October 31, 2009 amounts have been adjusted retrospectively to conform to new accounting guidance on accounting for noncontrolling interests (formerly referred to as minority interests) that we adopted effective November 1, 2009.

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended April 30,
	2010	2009 (a)
Operating Activities:
Net income from consolidated operations (b)	$32,938,000	$29,647,000
Depreciation and amortization	8,878,000	6,908,000
Deferred income tax provision (benefit)	610,000	(254,000)
Tax benefit from stock option exercises	952,000	2,136,000
Excess tax benefit from stock option exercises	(670,000)	(1,793,000)
Decrease in accounts receivable	1,863,000	16,065,000
Increase in inventories	(184,000)	(9,642,000)
Decrease in current liabilities	(3,552,000)	(16,908,000)
Other	(572,000)	437,000
Net cash provided by operating activities	40,263,000	26,596,000

Investing Activities:
Acquisitions, net of cash acquired	(36,189,000)	(2,216,000)
Capital expenditures	(4,600,000)	(5,397,000)
Other	(2,000)	54,000
Net cash used in investing activities	(40,791,000)	(7,559,000)

Financing Activities:
Borrowings on revolving credit facility, net	9,000,000	―
Acquisitions of noncontrolling interests	(727,000)	(11,268,000)
Repurchases of common stock	―	(8,098,000)
Distributions to noncontrolling interests	(4,446,000)	(3,527,000)
Cash dividends paid	(1,638,000)	(1,585,000)
Proceeds from stock option exercises	1,385,000	678,000
Excess tax benefit from stock option exercises	670,000	1,793,000
Other	(455,000)	(104,000)
Net cash provided by (used in) financing activities	3,789,000	(22,111,000)

Effect of exchange rate changes on cash	97,000	(40,000)

Net increase (decrease) in cash and cash equivalents	3,358,000	(3,114,000)
Cash and cash equivalents at beginning of year	7,167,000	12,562,000
Cash and cash equivalents at end of period	$10,525,000	$9,448,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Cash Flows (Unaudited)

(a) Certain amounts for the six months ended April 30, 2009 have been adjusted retrospectively to conform with new accounting guidance on accounting for noncontrolling interests (formerly referred to as minority interests) that we adopted effective November 1, 2009.

(b) Based on new accounting guidance adopted, net income from consolidated operations includes net income attributable to noncontrolling interests, net of taxes, of $8.6 million and $7.8 million for the six months ended April 30, 2010 and 2009, respectively.  Such presentation does not change the amounts reported as "Net cash provided by operating activities."

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590